Exhibit 10.2

June 20, 2022

Via email transmission to jvigil@westwaterresources.net

Jeffrey L. Vigil

6580 South Billings Way

Centennial, Colorado 80111

Dear Mr. Vigil;

The purpose of this letter agreement (“Agreement and Release”) is to confirm that, by mutual agreement, your employment with Westwater Resources, Inc. (“WWR” or the “Company”) will cease in all capacities at 5:00 pm mountain daylight time on Friday, August 26, 2022. This Agreement and Release sets forth the terms of your separation from employment in accordance with your Employment Agreement dated June 11, 2013 (as amended on May 22, 2017) (collectively “the Employment Agreement”), and the special separation provisions being offered to you in this letter. This Agreement and Release shall serve as the “Notice of Termination” discussed in Paragraph 6(e) of the Employment Agreement. Your termination will be considered a resignation pursuant to Paragraph 6(c)(2) of the Employment Agreement.

1.	STANDARD SEPARATION PROVISIONS[1]

a.	Your last day of employment will be Friday, August 26, 2022 (the “Termination Date”). Your resignation becomes effective at 5:00 pm mountain time on that day.

b.	Effective on the Termination Date you resign as the Company’s Chief Financial Officer (“CFO”) and Vice President – Finance, and you resign as a director and/or officer from any of the Company’s subsidiaries. You agree to cooperate with the Company to take all actions reasonably necessary or appropriate to effectuate your resignation from these and any other positions, including but not limited to resignation as a designated Trustee of the WWR 401(k) Plan.

c.	You will receive your accrued and unpaid salary, less applicable withholdings and deductions, through the Termination Date.

d.	You agree that you have no entitlement to any bonus (cash or stock) that may be payable with respect to the 2022 fiscal year or any future fiscal years.

e.	You will receive a lump-sum payment, less applicable withholdings and deductions, for the value of the unused vacation time you have accrued and to which you are entitled under the Company’s vacation policy.

1 The Standard Separation Provisions described in Paragraph 1 will apply regardless of whether you sign this Agreement and Release.

6950 S. Potomac Street, Suite 300
Centennial, Colorado 80112
Tel: (303) 531-0470 Fax: (303) 531-0519

f.	You will be given the opportunity to purchase the Medical and Dental Plan coverage for which you are eligible through the Consolidated Omnibus Reconciliation Act (“COBRA”) for a period of up to 18 months at your own expense. You shall be solely responsible for any COBRA premiums. You will receive the appropriate COBRA application form and information regarding rates and period of coverage in the near future. Please note that at the end of the month within which your last day of employment occurs, your current coverage will be terminated. However, upon the completion and processing of your COBRA application, coverage will be retroactively reinstated.

g.	You will be provided with information describing your options under the Company 401(k) Savings Plan, your option for continuing life insurance coverage, and the termination of your short term and long-term disability benefits if any.

h.	Other than as set forth in Paragraphs a-e above, the Company shall have no other financial obligations to you under any compensation or benefit plan, program or policy and your participation in the Company compensation and benefit plans, programs and policies shall cease as of the Termination Date.

i.	If the Company receives requests for references from prospective employers, it will provide only dates of employment and positions held.

j.	Upon your termination, you must immediately return to the Company all Company property, including all notes, reports, plans, keys, security cards and/or identification cards, customer lists, product information and other documents (including all copies) and property including computer equipment, and cellular phones that were created, developed, generated or received by you during your employment or that are the property of the Company, whether or not such items are confidential to the Company.

k.	You are reminded of your continuing legal and contractual obligations, including without limitation those set forth in the Employment Agreement, not to use or disclose any secret, confidential, or proprietary information or documents of the Company for any purpose following the termination of your employment with the Company. Specifically, you are not to disclose, nor use for your benefit or the benefit of any other person or entity, any information received from WWR or its subsidiaries (individually or collectively a “WWR Company”), which is confidential or proprietary and: (i) which has not been disclosed publicly by an WWR Company; (ii) which is otherwise not a matter of public knowledge; or (iii) which is a matter of public knowledge but you know or have reason to know that such information became a matter of public knowledge through an unauthorized disclosure. Proprietary or confidential information includes information the unauthorized disclosure or use of which would reduce the value of such information to the Company. Such information includes, without limitation, any Company customer and supplier lists, trade secrets, intellectual property, confidential information about (or provided by) any customer or prospective or former customer or business partner of the Company, information concerning the Company’s business or financial affairs (including its books and records, commitments, procedures, plans, strategies, inventions, and prospects), products developed or in development by the Company, securities positions, or current or prospective transactions or business of the Company.

6950 S. Potomac Street, Suite 300
Centennial, Colorado 80112
Tel: (303) 531-0470 Fax: (303) 531-0519

2.	SPECIAL SEPARATION PROVISIONS

If you agree to the terms set forth in Paragraph 3 below by timely signing (and not revoking) this Agreement and Release, and in consideration of the obligations you assume in Paragraph 3 and the other agreements made by you under this Agreement and Release (and your continuing obligations under your Employment Agreement, as outlined therein), the Company agrees that in addition to the provisions contained in Paragraph 1 above you will receive the following consideration:

a.	A severance payment in the form of cash totaling $55,485. Such amount, which shall be paid out of payroll and is subject to applicable payroll deductions, will be paid in the form of a lump sum on the Termination Date on condition that you have not revoked the Agreement and Release within the revocation period discussed in Paragraph 6(f).

b.	Those unvested, time-based shares that you were granted under the Company’s long-term incentive (“LTI”) plan for 2020 totaling 3,820 shares of WWR common stock, for 2021 totaling 7,037 shares of WWR common stock, and for 2022 totaling 40,342 shares of WWR common stock, which collectively total 51,199 shares of WWR common stock will be considered vested on the Termination Date (or as soon as reasonably possible thereafter) on condition that you have not revoked the Agreement and Release within the revocation period discussed in Paragraph 6(f). You agree to assume any and all financial liability for the payment of any and all federal, state and/or local taxes associated with such shares, and you acknowledge and agree that the Company shall not provide you with a treasury option for the payment of some or all such taxes. Upon their vesting, such shares will be issued free and clear of any and all restrictions; however, your ability to disposition such shares by way of sale or transfer shall be subject to WWR’s black-out trading policy for ninety (90) days following your termination date.

c.	In addition to the provisions addressed in Paragraph 1.f above, the Company will pay your COBRA premiums for yourself and your spouse through the end of the plan year that expires on February 28, 2023.

6950 S. Potomac Street, Suite 300
Centennial, Colorado 80112
Tel: (303) 531-0470 Fax: (303) 531-0519

d.	The expiration date of any vested WWR options held by you will be extended to 90 days after the Termination Date.

3.	WAIVER OF RIGHTS

In exchange for the consideration described in Paragraph 2 above, including all subparts, you agree as follows:

a.	to release and forever discharge the Company, its subsidiaries and affiliates and their parent organizations, predecessors, successors, officers, directors, employees, agents, attorneys, associates and employee benefit plans (the “Releasees”) from all claims, demands or causes of action arising out of facts or occurrences prior to the date of this Agreement and Release, whether known or unknown to you. You agree that this release of claims is intended to be broadly construed so as to resolve any pending and potential disputes between you and the Company that you have up to the date of this Release, whether such disputes are known or unknown to you, including, but not limited to, claims based on express or implied contract; any action arising in tort, including, but not limited to libel, slander, defamation, intentional infliction of emotional distress, or negligence; any or all claims for wrongful discharge; and any and all claims based on the Age Discrimination in Employment Act; Title VII of the Civil Rights Act of 1964 as amended; the Civil Rights Acts of 1866 and 1871; the Employee Retirement Income Security Act; the Family and Medical Leave Act; the Americans With Disabilities Act; the Occupational Safety and Health Act; the Immigration Reform and Control Act; the Fair Labor Standards Act of 1938 as amended; the Occupational Safety and Health Act; Section 806 of the Sarbanes-Oxley Act of 2002; the Colorado Anti-Discrimination Act; the Colorado Wage Act; the Colorado Healthy Families and Workplaces Act; the Colorado Equal Pay for Equal Work Act; the Colorado Equal Pay Transparency Rules; the Colorado Overtime and Minimum Pay Standards Order; the Colorado Wage Protection Rules; the Colorado Whistleblower, Anti-retaliation, Non-interference, and Notice-giving Rules; and other applicable federal, state or local law, regulation, ordinance or order, and including all claims for, or entitlement to, attorneys’ fees.

b.	You expressly agree that you shall be responsible for remitting to federal, state and/or local tax authorities your share of any applicable taxes due from the payments set forth in this Agreement and Release, to the extent that such taxes have not been withheld from said payments and remitted on your behalf, and shall hold the Company harmless and indemnify it for any liability, costs and expenses (including attorney’s fees arising from your failure to remit your share of any applicable taxes), caused by any tax authority relating in any way to the tax treatment of the payment made pursuant to this Agreement and Release.

6950 S. Potomac Street, Suite 300
Centennial, Colorado 80112
Tel: (303) 531-0470 Fax: (303) 531-0519

c.	In further consideration of this Agreement and Release, you agree to refrain from any publication or any type of communication, oral or written, of a defamatory or disparaging statement pertaining to the Company, its corporate parent(s) and affiliates, or their respective past, present and future officers, agents, directors, supervisors, employees or representatives, except as otherwise required by law. The Company shall direct its current executive officers and directors not to make any disparaging remarks or otherwise take any action that could reasonably be anticipated to cause damage to your reputation, or otherwise make remarks that may reflect negatively upon you. Notwithstanding the foregoing provision, you and the Company may testify truthfully pursuant to compulsory process. You agree to provide the General Counsel of the Company with written notice within five (5) business days of your receipt of any subpoena or other order by court or agency to testify. The breach of this paragraph shall not affect the continuing validity or enforceability of this Agreement and Release.

d.	If you breach or challenge the enforceability of this Agreement and Release in a court of law or before any administrative agency, except as provided in Paragraph 7, you acknowledge that you will reimburse the Company for any monetary consideration previously received by you under this Agreement and Release, and you agree to pay reasonable attorneys’ fees and costs incurred by the Company in the collection and in enforcement of this Agreement and Release. Note, however, that this provision shall not apply to any charge, complaint, or claim you may make under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.

e.	You agree that you shall not at any time in the future apply or reapply for work with the Company or any of the persons or entities released in subparagraph (a) hereof, whether as an employee, contractor, or consultant, and that the Company may reject any application you might make without liability, pursuant to this paragraph.

f.	You shall cooperate fully with the Company in its defense of, or other participation in, any administrative, judicial or other proceeding (“Action”) arising from any charge, complaint or other action that has been or may be filed against the Company or any of its affiliates. You agree, unless precluded by law, to inform the General Counsel of the Company promptly, in writing, but in no event later than five (5) business days, if you are asked to participate (or otherwise become involved) in any Action involving such claims or potential claims.

4.	This Agreement and Release shall not be construed as an admission by the Company of any wrongdoing or any violation of federal, state or local law, and the Company specifically disclaims any wrongdoing against, or liability to you.

5.	You affirm that you have not filed or caused to be filed, and currently are not a party to any claim, complaint, or action against the Company in any forum or form. You further affirm that you have been paid and/or have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to you, except as provided in this Agreement and Release. You furthermore affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under any applicable family and medical leave laws.

6950 S. Potomac Street, Suite 300
Centennial, Colorado 80112
Tel: (303) 531-0470 Fax: (303) 531-0519

6.	You acknowledge and agree as follows:

a.	the payments and other benefits provided to you under Paragraph 2 of this Agreement and Release exceed the nature and scope of that to which you would otherwise have been entitled to receive from the Company and constitute adequate consideration for your promises herein;

b.	you acknowledge that, before signing this Agreement and Release, you were given an adequate period of time to consider this Agreement and Release;

c.	you waive any right you might have to additional time beyond this 21-day consideration period within which to consider this Agreement and Release;

d.	you have read and understand this Agreement and Release in its entirety, including the waiver of rights under the Age Discrimination in Employment Act;

e.	you have been advised by the Company to consult with an attorney before signing this Agreement and Release and this paragraph constitutes such advice in writing;

f.	for a period of seven (7) calendar days following your execution of this Agreement and Release, you may revoke this Agreement and Release by providing written notification to the Company’s General Counsel and Secretary at 6950 South Potomac Street, Suite 300, Centennial, Colorado, 80112, with a copy sent via email message to jlawrence@westsaterresources.net, and the Agreement and Release shall not become effective or enforceable until the seven-day revocation period has expired; and

g.	you enter into this Agreement and Release knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration.

7.	Nothing in this Agreement prohibits or restricts you (or your attorney), without prior notice to the Company, from filing a charge, complaint, or claim with; providing any information or testimony to; communicating with; or participating in any inquiry, investigation, or proceeding by any government agency regarding any allegations of any possible violation of any federal, state, or local law, rule, or regulation. By executing this Agreement, you waive the right to recover any damages, remedies, or other relief for you personally from the Company in any proceeding before such government agencies or in any proceeding brought by such government agencies on your behalf, except as permitted by law, although nothing in this Agreement prevents you from receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. You may provide information pursuant to any valid subpoena or other court order or legal obligation, provided that you first promptly notify the General Counsel of the Company, in writing, but in no event later than five (5) business days, of the proposed disclosure in order to provide Company a reasonable opportunity to seek a protective order; however, this notice provision expressly excludes any grand jury subpoena served on you.

6950 S. Potomac Street, Suite 300
Centennial, Colorado 80112
Tel: (303) 531-0470 Fax: (303) 531-0519

8.	You affirm, covenant, and warrant you are not a Medicare beneficiary and are not currently receiving, have not received in the past, will not have received at the time of payment pursuant to this Agreement, and have not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if you are a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this paragraph) apply. You affirm, covenant, and warrant you have made no claim for illness or injury against, nor are you aware of any facts supporting any claim against, the Releasees under which they could be liable for medical expenses incurred by you before or after the execution of this Agreement and Release. Further, you are aware of no medical expenses that Medicare has paid and for which the Releasees are or could be liable now or in the future. You agree and affirm that, to the best of your knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. You will indemnify, defend, and hold the Releasees harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and you further agree to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

9.	This Agreement and Release contains the entire agreement between you and the Company concerning your separation from employment.

10.	This Agreement and Release shall be construed and enforced in accordance with Colorado law, to the extent not governed by federal law.

11.	Any legal or equitable actions filed by you or the Company to enforce the terms of this Agreement and Release, or relating to any other legal or equitable issues that arise between you and the Company, shall exclusively be filed in federal or state court in Colorado.

12.	In the event any portion of this Agreement and Release is deemed to be invalid or unenforceable, that portion will be deemed omitted and the remainder of this Agreement and Release will remain in full force and effect, except that if the Release in Paragraph 3 is deemed invalid, you are responsible for repayment of the consideration described in Paragraph 2 if you and the Company cannot agree on a valid general release of all claims (unless the Company, in its sole discretion, determines not to require repayment).

6950 S. Potomac Street, Suite 300
Centennial, Colorado 80112
Tel: (303) 531-0470 Fax: (303) 531-0519

13.	This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code, as may be amended, and the regulations and guidance promulgated thereunder (“Section 409A”). To the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. As used in the Agreement, the term “termination of employment,” “resignation” or words of similar import shall mean a separation from service with the Company within the meaning of Section 409A. In no event may you, directly or indirectly, designate the calendar year of a payment. Notwithstanding anything herein to the contrary, if payment of any amount subject to Section 409A is triggered by a separation from service that occurs while you are a “specified employee” (as defined by Section 409A), and if such amount is scheduled to be paid within six months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within sixty (60) days following Executive’s death. You shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

14.	This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

If you agree to the terms set forth above, please sign the next page and return the original of the entire document in the envelope provided.

Westwater Resources, Inc.

By:	/s/ Terence J. Cryan
Terence J. Cryan
Executive Chairman of the Board of Directors

6950 S. Potomac Street, Suite 300
Centennial, Colorado 80112
Tel: (303) 531-0470 Fax: (303) 531-0519

PLEASE READ THE FOREGOING AGREEMENT CAREFULLY BEFORE SIGNING. THIS AGREEMENT INCLUDES A RELEASE OF ALL CLAIMS, WHETHER KNOWN OR UNKNOWN, YOU MAY HAVE IN CONNECTION WITH YOUR EMPLOYMENT WITH THE COMPANY INCLUDING, BUT NOT LIMITED TO, THE TERMINATION THEREOF.

/s/ Jeffrey L. Vigil
Jeffrey L. Vigil

Dated: June 20, 2022

6950 S. Potomac Street, Suite 300
Centennial, Colorado 80112
Tel: (303) 531-0470 Fax: (303) 531-0519